Exhibit 99.1

News Release

INTERNATIONAL GAME TECHNOLOGY
REPORTS THIRD QUARTER
FISCAL YEAR 2005 RESULTS

     (Reno, NV – July 21, 2005) – International Game Technology (NYSE: IGT) today reported its operating results for the third quarter ended June 30, 2005.

     Third quarter net income totaled $114.7 million or $0.32 per diluted share, compared to $141.1 million or $0.38 in the prior year.

     For the nine months ended June 30, 2005, income from continuing operations and net income totaled $331.1 million or $0.91 per diluted share compared to income from continuing operations of $375.4 million or $1.01 per diluted share in the prior year. In the prior year, net income of $434.4 million or $1.17 per diluted share included income from discontinued operations of $58.9 million or $0.16 per diluted share, comprised of an after-tax gain of $56.8 million related to the sale of IGT OnLine Entertainment Systems (OES).

     “Despite the challenging domestic environment in which we operate, we continue to execute well, both operationally and strategically,” said IGT Chairman and CEO TJ Matthews. “Our international operations are poised to deliver another record-breaking year in terms of both revenues and operating income. Domestically, we have received favorable market response to our recently introduced and Party Time™ product, demand has remained strong for Star Wars™, Fort Knox™ and video Megabucks®. Our 5-line physical reel slots continue to perform extremely well. During the quarter, we entered the Washington state market with our central determination systems and games, and our server-based gaming initiatives continue to progress. The recently announced alliance with Progressive Gaming International and Shuffle Master will further enable us to extend our product offerings into the table games area of the casino.”

Gaming Operations

     Third quarter revenues and gross profit from gaming operations totaled $305.1 million and $164.5 million, respectively, compared to $303.3 million and

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International Game Technology Reports
Third Quarter Fiscal Year 2005 Results

$166.5 million in the prior year. Gross profit margins for gaming operations were 54% versus 55% in the prior year quarter primarily due to interest rate fluctuations.

     Gaming operations revenues year-to-date totaled $890.9 million, an increase of 4% from $854.6 million in the prior year. Gross profit margins for gaming operations were 52% compared to prior year margins of 55%. The decline in the current year-to-date gaming operations gross profit margin was primarily the result of technical obsolescence charges recognized in the second quarter, as well as the consolidation of our variable interest entities that commenced in the third quarter of the prior year.

     IGT’s installed base of recurring revenue machines ended the quarter at 38,500 units, an increase of 2,100 units from the same quarter last year and an increase of 600 units from the immediately preceding quarter. The year-over-year growth was driven by additional placements in the video lottery markets of New York, Delaware and Rhode Island, the Native American markets in Florida, Oklahoma and Washington, and the charitable video bingo market of Alabama. Many of these same markets also provided sequential growth in the installed base.

News Release

International Game Technology Reports
Third Quarter Fiscal Year 2005 Results

Product Sales

IGT Product Sales Summary

	Quarters Ended		Nine Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues (in millions)
North America	$182.6	$243.1	$548.6	$755.7
International	91.9	72.5	332.3	252.8

Total	$274.5	$315.6	$880.9	$1,008.4

Gross Margin
North America	55%	56%	54%	55%
International	48%	49%	42%	46%
Total	52%	54%	49%	53%

Units Shipped
North America	12,300	22,500	40,300	72,300
International	11,800	12,600	61,700	54,300

Total	24,100	35,100	102,000	126,600

Average Revenue Per Unit (ARPU)
North America	$14,800	$10,800	$13,600	$10,500
International	7,800	5,700	5,400	4,700
Total	11,400	9,000	8,600	8,000

     Worldwide product sales revenues and gross profits totaled $274.5 million and $143.7 million, respectively, in the third quarter compared to $315.6 million and $171.8 million in the prior year. Consolidated gross margins in the current quarter were 52% versus 54% in the prior year, primarily due to a larger mix of international sales and the allocation of fixed costs across lower domestic sales volumes. Stronger worldwide pricing and an increase in non-machine related revenues, such as systems sales and game theme conversions, grew average revenues per unit and helped maintain margins despite lower domestic sales volumes.

     International product sales revenues were $91.9 million in the third quarter, an increase of 27% from $72.5 million last year. Higher international revenues were primarily driven by a more favorable international product sales mix that included machine replacement sales and systems revenue in Latin America, as well as

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International Game Technology Reports
Third Quarter Fiscal Year 2005 Results

improved premium product sales in Australia. Average revenue per unit increased 36% over the prior year primarily due to the growth of international systems and other non-machine related revenues. Gross profit margins on products sales were 48%, slightly lower than prior year margins of 49%. Growth in non-machine revenues offset lower sales volumes.

     North America product sales revenues for the third quarter totaled $182.6 million compared to $243.1 million in the prior year, primarily due to the slow down in TITO-related demand for replacement machines and fewer new market opportunities. Despite lower domestic sales volumes, the average revenue per unit increased 37% as the result of stronger pricing realization and a greater mix of non-machine revenues, primarily systems sales and game theme conversions.

     Worldwide product sales revenues and gross profit for the nine-month period ended June 30, 2005 totaled $880.9 million and $435.2 million, respectively, compared to $1.0 billion and $529.8 million in the prior year. Revenues were down primarily as a result of lower domestic replacement volumes. Consolidated product sales gross margins were 49% versus 53% in the prior year, primarily due to the growth in pachisuro machine sales in Japan during the current year that drove higher revenues, but reduced gross margin results.

Operating Expenses and Other Income/Expense

     Total operating expenses were $140.8 million for the quarter and $391.6 million year-to-date compared to $127.2 million and $379.1 million, respectively, in the same prior-year periods. Selling, general and administrative costs increased primarily as a result of higher legal and compliance fees and additional severance costs. R&D also increased as we continued to make additional investments to support our industry-leading research and development efforts. Bad debt expense was lower in the current year due to a more favorable risk profile on our outstanding receivables and lower receivable balances.

     Other income, net, totaled $12.6 million for the quarter and $14.2 million year-to-date compared to a net expense of $8.0 million and $44.3 million in the same prior-year periods. The favorable shift was primarily the result of reduced

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International Game Technology Reports
Third Quarter Fiscal Year 2005 Results

interest expense related to the redemption of senior notes outstanding in the prior-year period. Additionally, interest income in the current quarter included $10.2 million pretax in financing fees realized on early loan repayments. The third quarter of the prior year included a reduction to the provision for income taxes of $10.3 million or $0.03 per diluted share related to the utilization of foreign income tax credits.

Cash Flows & Balance Sheet

     During the nine months ended June 30, 2005, we generated $562.3 million in cash flows provided by operating activities on net income of $331.1 million. Working capital was $477.4 million at June 30, 2005 compared to $949.7 million at September 30, 2004. The change in working capital was primarily the result of the reclassification of our convertible debentures to current liabilities in the second quarter of fiscal 2005.

     Cash and equivalents with short-term investments (inclusive of restricted amounts) totaled $922.9 million at June 30, 2005 compared to $766.6 million at September 30, 2004. Debt totaled $799.6 million at June 30, 2005 compared to $792.0 million at September 30, 2004.

     Restricted cash totaling $60.1 million at June 30, 2005 and $86.5 million at September 30, 2004 has been presented as a separate asset on our balance sheets. Restricted cash is comprised of reserves required to maintain in restricted accounts for the purpose of funding payments to progressive systems jackpot winners. Our statements of cash flows reflect the net change in restricted cash as a component of investing cash flows rather than as a component of net change in cash as presented previously. This reclassification had no impact on operating cash flows.

     Capital expenditures totaled $166.2 million year-to-date compared to $141.3 million in the prior year. The increase was primarily related to additional investments in gaming operations equipment and construction costs for our Reno facility expansion and Las Vegas campus development totaling $16.1 million.

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International Game Technology Reports
Third Quarter Fiscal Year 2005 Results

Capital Deployment

     On June 23, 2005, our Board of Directors declared a quarterly cash dividend of $0.12 per share payable on July 21, 2005 to shareholders of record on July 7, 2005. We have returned $124.6 million year-to-date to shareholders in the form of dividends.

     During the third quarter, we repurchased 3.8 million shares of our common stock for an aggregate cost of $103.0 million. Year-to-date, we have repurchased 7.1 million shares for an aggregate cost of $200.0 million. The remaining authorization under IGT’s stock repurchase program totaled 28.8 million shares at June 30, 2005.

     As previously announced on July 1, 2005, International Game Technology will host a conference call regarding its Third Quarter Fiscal Year 2005 earnings release on Thursday, July 21, 2005 at 6:00 a.m. (Pacific Standard Time) with TJ Matthews, Chief Executive Officer, and Maureen T. Mullarkey, Chief Financial Officer, of International Game Technology. The access numbers are as follows:

•	Domestic callers dial 800-857-2283, passcode IGT

•	International callers dial 210-234-0001, passcode IGT

     The conference call will also be broadcast live over the Internet. A link to the webcast can be obtained by visiting our website at http://www.IGT.com/InvestorRelations. Minimum requirements to listen to the broadcast include Windows Media Player and at least a 28.8Kbps connection to the Internet. If you are unable to participate during the live webcast, the call will be archived at http://www.IGT.com/InvestorRelations until Friday, July 29, 2005.

     Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 8:00 a.m. (Pacific Standard Time) on Thursday, July 21, 2005. This replay will run through Friday, July 29, 2005. The access numbers are as follows:

•	Domestic callers dial 800-925-0872

•	International callers dial 402-998-0542

     In this release, we make some “forward looking” statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of

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International Game Technology Reports
Third Quarter Fiscal Year 2005 Results

1995. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects and proposed new products, services, developments or business strategies. These statements are identified by their use of terms and phrases such as: anticipate; believe; could; estimate; expect; intend; may; plan; predict; project; forecast; on track; continue; and other similar terms and phrases including references to assumptions. These phrases and statements include, but are not limited to, the following:

•	we continue to execute well, both operationally and strategically

•	we have received favorable market response to the introduction of our Star Wars and Party Time™ products

•	Our 5-line physical reel slots continue to perform extremely well

•	Our server-based gaming initiatives continue to progress

•	the recently announced alliance with Progressive Gaming and Shuffle Master will further enable us to extend our product offerings into the table games area of the casino

•	Our international operations are poised to deliver another record-breaking year in terms of both revenues and operating income

     Although we believe that the expectations reflected in any of our forward looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to, changes in demand for IGT’s products because of a reduction in the growth of markets or changes in the popularity of our products, the continuing or lingering impact of terrorist-related events on play per game and capital equipment purchases by casinos across our jurisdictions, a change in the appeal of Ticket-In, Ticket-Out technology, a reduction in the pace of the replacement of machines, a decrease in the popularity of our recurring revenue games, the risks of conducting international operations, the adoption of new unfavorable gaming laws or laws applicable to gaming machine manufacturers, and the uncertainties generally associated with the development, manufacture and sales of gaming machines and systems. Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT’s business and financial results are included in our most recent Annual Report on Form 10-K and other public filings made with the Securities and Exchange Commission.

     International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

     Contact: Patrick Cavanaugh, Director of Investor Relations, 866-296-4232

News Release

International Game Technology Reports
Third Quarter Fiscal Year 2005 Results

IGT Third Quarter Fiscal Year 2005
Unaudited Condensed Consolidated Statements of Income

	Quarters Ended		Nine Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

(In thousands, except per share amounts)

Revenues
Product sales	$274,452	$315,582	$880,878	$1,008,419
Gaming operations	305,104	303,305	890,888	854,613

Total revenues	579,556	618,887	1,771,766	1,863,032

Costs and operating expenses
Cost of product sales	130,751	143,787	445,691	478,603
Cost of gaming operations	140,624	136,843	431,162	385,997
Selling, general and administrative	86,339	72,938	236,543	220,157
Depreciation and amortization	17,157	16,633	50,755	47,158
Research and development	35,759	32,843	103,828	95,736
Provision for bad debts	1,516	4,761	488	16,044

Total cost and operation expenses	412,146	407,805	1,268,467	1,243,695

Operating income	167,410	211,082	503,299	619,337

Other income (expense), net	12,585	(8,023)	14,158	(44,307)

Income from continuing operations before tax	179,995	203,059	517,457	575,030

Provision for income taxes	65,251	61,957	186,342	199,586

Income from continuing operations	114,744	141,102	331,115	375,444

Discontinued operations, net of tax	—	—	—	58,924

Net income	$114,744	$141,102	$331,115	$434,368

Basic earnings per share
Continuing operations	$0.33	$0.40	$0.96	$1.08
Discontinued operations	—	—	—	0.17

Net income	$0.33	$0.40	$0.96	$1.25

Diluted earnings per share
Continuing operations	$0.32	$0.38	$0.91	$1.01
Discontinued operations	—	—	—	0.16

Net income	$0.32	$0.38	$0.91	$1.17

Weighted average shares outstanding
Basic	343,474	348,426	344,828	346,921
Diluted	369,279	378,482	371,907	377,104

News Release

International Game Technology Reports
Third Quarter Fiscal Year 2005 Results

IGT Third Quarter Fiscal Year 2005
Unaudited Condensed Consolidated Balance Sheets

	June 30,	September 30,
	2005	2004

(In thousands)

Assets
Current assets
Cash and equivalents	$302,862	$306,980
Restricted cash	60,058	86,543
Investment securities, at market value	559,979	373,100
Receivables, net	396,964	414,916
Inventories	180,213	165,601
Other	166,122	162,564

Total current assets	1,666,198	1,509,704

Long-term notes and contracts receivable, net	49,805	87,284

Property, plant and equipment, net	354,695	329,058

Investments to fund jackpots	473,959	468,238

Goodwill and intangibles, net	1,295,184	1,293,758

Other assets	152,544	184,922

Total assets	$3,992,385	$3,872,964

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term notes payable	$599,616	$103
Accounts payable	86,161	85,692
Jackpot liabilities	210,263	209,205
Accrued income taxes	28,009	7,537
Dividends payable	41,198	41,531
Other	223,568	215,941

Total current liabilities	1,188,815	560,009

Long-term notes payable, net of current maturities	200,000	791,848

Long-term jackpot liabilities	502,681	510,057

Other liabilities	39,106	34,401

Total liabilities	1,930,602	1,896,315

Total stockholders’ equity	2,061,783	1,976,649

Total liabilities and stockholders’ equity	$3,992,385	$3,872,964

News Release

International Game Technology Reports
Third Quarter Fiscal Year 2005 Results

IGT Third Quarter Fiscal Year 2005
Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	June 30,	June 30,
	2005	2004

(In thousands)

Operations
Net income	$331,115	$434,368
Gain on sale of discontinued operations	—	(90,820)
Depreciation, amortization and other non-cash items	179,732	164,889
Changes in operating assets and liabilities:
Receivables	28,323	1,160
Inventories	(28,621)	(20,442)
Prepaid and other assets	27,221	(67,840)
Income taxes payable and deferred	47,241	33,320
Accounts payable and accrued liabilities	7,392	(54,168)
Jackpot liabilities	(30,062)	(29,534)

Net cash from operations	562,341	370,933

Investing
Capital expenditures	(166,197)	(141,308)
Restricted cash	26,485	(234)
Investment securities proceeds (purchases), net	(186,966)	196,351
Jackpot funding proceeds, net	15,900	11,305
Proceeds from sale of discontinued operations	—	151,548
Acquisition of businesses	(3,961)	(109,711)
Cash from consolidation of VIE’s	—	—
Other investing activities	26,112	46,205

Net cash (used for) from investing	(288,627)	154,156

Financing
Debt proceeds (repayments), net	489	(421,705)
Dividends paid	(124,621)	(104,027)
Share repurchases	(200,020)	(24,054)
Proceeds from employee stock plans	48,993	46,300

Net cash used for financing	(275,159)	(503,486)

Effect of foreign exchange rates on cash	(2,673)	3,013

Net change in cash and equivalents	(4,118)	24,616

Beginning cash and equivalents	306,980	440,410

Ending cash and equivalents	$302,862	$465,026

News Release

International Game Technology Reports
Third Quarter Fiscal Year 2005 Results

IGT Third Quarter Fiscal Year 2005
Unaudited Supplemental Data

	Quarters Ended		Nine Months Ended
Calculation of Earnings Per Share	June 30,		June 30,
from Continuing Operations	2005	2004	2005	2004

(In thousands, except per share amounts)

Income from continuing operations	$114,744	$141,102	$331,115	$375,444
Interest expense on convertible debentures, net of tax	2,394	2,337	7,123	7,007

Diluted EPS Numerator	$117,138	$143,439	$338,238	$382,451

Basic weighted average common shares outstanding	343,474	348,426	344,828	346,921
Dilutive effect of stock options	5,274	9,525	6,548	9,652
Dilutive effect of convertible debentures	20,531	20,531	20,531	20,531

Diluted EPS Denominator	369,279	378,482	371,907	377,104

Basic earnings per share	$0.33	$0.40	$0.96	$1.08
Diluted earnings per share	$0.32	$0.38	$0.91	$1.01

	Quarters Ended		Nine Months Ended
	June 30,		June 30,
Reconciliation of Net Income to EBITDA	2005	2004	2005	2004

(In thousands)

Net income	$114,744	$141,102	$331,115	$434,368
Discontinued operations, net of tax	—	—	—	(58,924)
Provision for income taxes	65,251	61,957	186,342	199,586
Other (income) expense, net	(12,585)	8,023	(14,158)	44,307
Depreciation and amortization	49,926	40,759	150,318	115,686
Stock-based compensation	883	1,422	2,872	4,063

EBITDA	$218,219	$253,263	$656,489	$739,086

EBITDA (earnings before interest, taxes, depreciation, amortization and asset charges, stock-based compensation, other expense, net, and discontinued operations) is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our financial performance. EBITDA provides useful information to investors regarding our ability to service debt. EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate EBITDA in the same manner and IGT’s presentation may not be comparable to those presented by other companies.

News Release

International Game Technology Reports
Third Quarter Fiscal Year 2005 Results

IGT Third Quarter Fiscal Year 2005
Unaudited Supplemental Data

	Nine Months Ended
	June 30,
Calculation of Free Cash Flow	2005	2004

(In thousands)

Net cash from operations	$562,341	$370,933
Investment in property, plant and equipment	(34,823)	(24,359)
Investment in gaming operations equipment	(113,226)	(94,207)
Investment in intellectual property	(18,148)	(22,742)

Subtotal	396,144	229,625

Dividends paid	(124,621)	(104,027)

Free Cash Flow	$271,523	$125,598

Free cash flow is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate the discretionary amount of our net cash from operations. Net cash from operations is reduced by amounts expended for capital expenditures and dividends paid. Free cash flow should not be construed as an alternative to net cash from operations or other cash flow measurements determined in accordance with generally accepted accounting principles. All companies do not calculate free cash flow in the same manner and IGT’s presentation may not be comparable to those presented by other companies.